Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

AST SpaceMobile, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.0001 per share, to be issued under the AST SpaceMobile, Inc. 2024 Incentive Award Plan	Rules 457(c) and 457(h)	2,000,000(2)	$25.53(3)	$51,060,000(3)	0.00014760	$7,536.46

Total Offering Amounts					$51,060,000		$7,536.46

Total Fee Offsets(4)							$0

Net Fee Due							$7,536.46

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers such indeterminable number of additional shares of AST SpaceMobile, Inc. (the “Registrant”) Class A common stock, par value $0.0001 per share (“Common Stock”), as may become issuable under the AST SpaceMobile, Inc. 2024 Incentive Award Plan (the “2024 Plan”) to prevent dilution in the event of a reorganization, reclassification, stock split, dividend or distribution, or any similar transaction.

(2)	Registers shares of Common Stock to be issued pursuant to future awards under the 2024 Plan.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq on September 10, 2024.

(4)	The Registrant does not have any fee offsets.